UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 4, 2006

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SFBC INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

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Delaware	001-16119	59-2407464
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

504 Carnegie Center, Princeton, New Jersey 08540-6242

(609) 951-6800

(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05

Costs Associated With Exit or Disposal Activities.

Previously, on May 18, 2006, SFBC International, Inc. (the “Company”) filed a Form 8-K (the “Form 8-K”) in which it reported that the Company was discontinuing its South Florida operations. The information contained in the Form 8-K is incorporated herein by reference.

At the time the Company filed the Form 8-K, it was unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to the restructuring actions to be taken.  However, the Company has now determined the costs associated with the discontinuation of its South Florida operations.

In connection with this decision to discontinue the Company’s South Florida operations, and in accordance with generally accepted accounting principles, the Company incurred as of June 30, 2006, the following cash and non-cash costs related to the discontinued operations: (i) approximately $11.0 million of non-cash costs related to the write-down of the Company’s Miami facility; (ii) approximately $4.6 million of non-cash costs related to the write-down of fixed assets which were located at the Company’s South Florida facilities; (iii) approximately $2.6 million related to separation payments made to certain employees (approximately $300,000 of which already has been paid); (iv) approximately $1.0 million earnout to be paid one half in stock and one half in cash in mid-August 2006 in connection with a previously acquired business (now a discontinued operation), which was due pursuant to the terms of the acquisition agreement; (v) approximately $700,000 reserved in connection with the estimated costs to demolish the Miami facility; (vi) approximately $1.1 million reserved in connection with the potential early termination of certain service agreements for office equipment; and (vii) approximately $6.0 million for operating losses incurred from discontinued operations as of June 30, 2006.

As part of the foregoing amounts, the Company expects to incur the following cash expenditures in connection with its discontinued operations: (i) approximately $2.3 million remaining to be paid over a period of time for the separation payments made to employees; (ii) approximately $700,000 in connection with costs to demolish the Miami facility; and (iii) approximately $1.1 million to be paid over time in connection with the potential early termination of certain service agreements for office equipment. These cash expenditures are included in the amounts set forth above and are also included in the loss from discontinued operations, net of income taxes as of June 30, 2006 as disclosed by the Company.

In addition to these amounts, the Company expects to incur the following additional estimated amounts relating to potential issues associated with its discontinued operations: (i) approximately $2.0 million for general and administrative expenses which are expected to be incurred through December 31, 2006; (ii) the potential uncollectibility of certain accounts receivable from discontinued operations (the Company’s current outstanding accounts receivable from discontinued operations as of August 2, 2006 is approximately $8.9 million, and the Company has reserved approximately $1.0 million of this amount ); and (iii) in order to obtain a demolition permit for the Miami building, the Company is required to complete an environmental study on the building. The Company is currently undertaking this study, and the outcome of which may not be known for approximately two weeks. The demolition costs of approximately $700,000 do not include amounts for environmental contingencies, if any.

The foregoing amounts are the Company’s current good faith estimates and are subject to change depending on actual amounts. The Company will update this disclosure as soon as these amounts are fixed and determinable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2006

SFBC INTERNATIONAL, INC.

By:	/s/ DAVID NATAN
Name:	David Natan
Title:	Chief Financial Officer